Exhibit (d)(3)

CONFIDENTIAL

                     April 11, 2012

One Equity Partners IV, L.P.

320 Park Avenue, 18th Floor

New York, NY 10022

Attention:         Gregory A. Belinfanti

Ladies and Gentlemen:

One Equity Partners IV, L.P. (“you” or “your”) has requested certain non-public, proprietary information from MModal Inc. (formerly known as MedQuist Holdings, Inc.) (together with its wholly-owned subsidiaries, the “Company”) in connection with your consideration of a possible negotiated transaction between you and the Company (a “Transaction”). While this letter agreement (this “Agreement”) does not require the Company to furnish such information, or you to receive it, this Agreement shall govern such information as may be provided or otherwise made available by the Company.

1. Confidentiality.

(a) You agree to keep all Evaluation Material (as defined below) confidential and to use the Evaluation Material only for the purpose of evaluating or consummating a possible Transaction; provided, however, that (i) Evaluation Material may be disclosed to those of your officers, directors, employees, accountants, counsel, investment bankers, consultants, financial advisors, agents, individuals at affiliates who receive Evaluation Material from you and, solely with the prior written consent of the Company (which may be withheld at the Company’s sole discretion), debt financing sources disclosed to the Company (such persons referred to in this clause (i) who receive Evaluation Material in their capacity as such being generally referred to herein as “Representatives”), in each case who need to know such information for the purpose of assisting you in your evaluation or consummation of a Transaction so long as you use commercially reasonable efforts to cause your Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof, (ii) any disclosure of the Evaluation Material may be made to which the Company consents in writing and (iii) any disclosure of the Evaluation Material may be made to the extent expressly permitted by Section 1(d). You will be responsible for any breach of the terms of this Agreement by any of your Representatives other than any of your Representatives who enter into a separate confidentiality agreement with the Company on or after the date hereof. For purposes of this Agreement, “Evaluation Material” means non-public information regarding the Company or third parties that the Company or its Representatives furnish or otherwise make available to you or your Representatives, whether on or after the date of this Agreement, and whether oral, written or electronic, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies, interpretations and any other oral, written or electronic materials prepared by or for you or your Representatives to the extent that they contain, reflect or are based upon, in whole or in part, such information. Notwithstanding the foregoing, the term “Evaluation Material” does not include information that (A) was or becomes available to you or your Representatives from a source other than the Company or its Representatives provided such other source is not known by you or your Representatives to be bound by a confidentiality obligation to the Company or (B) was or becomes generally available to the public (other than as a result of a violation by you or your Representatives of this Agreement) or (C) was independently developed or created by you or your Representatives without use of or reference to any Evaluation Material provided by the Company or violation of your obligations hereunder. Notwithstanding anything to the contrary in this Agreement, none of the provisions of this Agreement shall apply to any of your affiliates who do not receive Evaluation Material; provided, that should Evaluation Material be made available by you or any of your Representatives to (i) any director, officer or employee of any of your affiliated portfolio companies, you will arrange for such portfolio companies to enter into a separate agreement with terms substantially similar hereto with the Company, (ii) any of OEP Parent LLC’s (“OEP Parent”) controlled affiliated investment entities, such entities shall be bound by this Agreement in accordance with its terms or (iii) any individual at your affiliates (other than your affiliated portfolio companies or any of OEP Parent’s controlled affiliated investment entities), the individuals at such affiliates who have received Evaluation Material from you shall be bound by this Agreement in accordance with its terms.

(b) You agree that neither you nor any of your Representatives will, without the prior written consent of the Company, directly or indirectly, disclose to any other person (excluding your Representatives) (i) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a possible Transaction or any of the terms or other facts relating thereto, including the status thereof, (ii) the existence or the terms of this Agreement or (iii) that you or your Representatives have received or produced any Evaluation Material; provided, however, that you or your Representatives may make such disclosure to the extent expressly permitted by Section 1(d).

(c) It is understood that all requests by you and your Representatives for information, facility tours or management meetings and discussions or questions regarding procedures in connection with your evaluation of a Transaction, will be submitted or directed to Alicia Ciccone (alicia.ciccone@macquarie.com, +1(212) 231-1811) at Macquarie Capital (USA) Inc. (“Macquarie”). You also agree that, without the prior express consent of the Company, you will not (and you will use commercially reasonable efforts to cause your Representatives not to) initiate or maintain contact (except for those contacts made in the ordinary course of business unrelated to the possible Transaction) with any person or entity that, to your knowledge, is (i) an officer, director, employee, consultant or agent of the Company regarding a Transaction, participation in a Transaction or the Company’s business, operations, prospects or finances or (ii) a supplier, distributor, broker or customer of the Company regarding the Company or the business operations, assets, prospects or finances of the Company. It is understood that Macquarie will arrange for all contacts for due diligence purposes in connection with your evaluation of a Transaction.

(d) In the event that you or any of your Representatives are requested or required to disclose any Evaluation Material in connection with any law, rule or regulation, or by any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process), you will provide the Company with prompt notice, to the extent legally permissible, of such request or requirement(s). You also agree, to the extent legally permissible and reasonably practicable, to provide the Company, in advance of any such disclosure, with a list of any Evaluation Material you intend to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company, at the Company’s sole expense, to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above. If and to the extent, in the absence of a protective order or the receipt of a waiver from the Company , you or your Representatives are legally required as advised by counsel in writing to disclose Evaluation Material to any tribunal, you will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any Evaluation Material that you are so required to disclose and thereafter you or your Representatives may disclose such information without liability hereunder. Notwithstanding the foregoing, no such notice shall be required in respect of disclosures of the Evaluation Material to financial regulatory authorities having jurisdiction over you or your Representatives, unless the requests by such regulatory authorities are specifically targeted at the Evaluation Material, the Company or the Transaction; provided, that you or your Representatives shall advise such financial regulatory authority of the confidential nature of such Evaluation Material.

(e) Upon the written request of the Company, you will (and you will cause your Representatives to) promptly deliver to the Company or, at your option, destroy, all copies of the Evaluation Material, without retaining any copy thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information. If requested by the Company, an appropriate officer of yours will certify to the Company that all such material has been so delivered or destroyed. Notwithstanding the foregoing, you and your Representatives may retain Evaluation Material (i) to the extent it is “backed-up” on your or their (as the case may be) electronic information management and communications systems or servers, and is not available to an end user and (ii) in accordance with applicable law, rule, regulation, professional standards and your and your Representatives’ respective bona fide document retention policies. Any and all duties and obligations existing under this Agreement shall remain in full force and effect until this Agreement is terminated in accordance with Section 9(a), notwithstanding the delivery or destruction of the Evaluation Material required by this Section 1(e). You also agree to notify us promptly upon your determination to cease to consider a Transaction.

(f) To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or government investigations, you understand and agree that the parties have a commonality of legal interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege or other applicable privilege. All Evaluation Material furnished by the Company or its Representatives that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the common legal interest and joint defense doctrine, and the parties agree to take commercially reasonable efforts to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

2. No Other Discussions or Arrangements. You represent that neither you nor any of your Representatives acting at your direction or on your behalf have directly or indirectly contacted or entered into any discussions, agreements or understandings with any person (other than any of your Representatives) with respect to a Transaction, including the provision of debt or equity financing with respect thereto. You agree that, during the Standstill Period (as defined below), neither you nor any of your Representatives acting at your direction or on your behalf will, without the prior written consent of the Company, directly or indirectly contact or enter into any discussions, agreements or understandings with any person (other than any of your Representatives) with respect to a Transaction, including the provision of debt or equity financing with respect thereto. You further represent that you and your Representatives acting at your direction or on your behalf are not a party to, and you further agree that during the Standstill Period you and your Representatives acting at your direction or on your behalf will not enter into, any agreement or understanding with any person (including, without limitation, any of your Representatives) that would directly or indirectly restrict the ability of any other person to provide financing (debt, equity or otherwise) to any other person relating to the Transaction.

3. Standstill.

(a) In consideration for being furnished with the Evaluation Material, you agree that during the Standstill Period, unless the board of directors of the Company (the “Board of Directors”) shall otherwise specifically request in writing in advance, you shall not, and shall cause your (i) directors, officers, employees and (ii) individuals at your affiliates and individuals at your outside Representatives who have received Evaluation Material from you and are acting at your direction or on your behalf in connection with a possible Transaction, not to (and you and such persons will not assist or form a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), act in concert or participate with or encourage other persons to), directly or indirectly, (A) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership of any assets, businesses or securities of MModal Inc., or any option, warrant, convertible security, stock appreciation right or other right to acquire such ownership, including through any swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the common stock of the MModal Inc.or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the common stock of the MModal Inc. and that increases in value as the value of the common stock of the MModal Inc. increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the common stock of the MModal Inc. (collectively, “MModal Inc. Interests”), (B) seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments, policies or affairs of the MModal Inc., including, without limitation, by means of soliciting or participating in the solicitation of any proxies, (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), contacting any person relating to any of the matters set forth in this Agreement (except as otherwise expressly agreed herein) or seeking to influence, advise or direct the vote of any holder of voting securities of the MModal Inc. or its affiliates or making a request to amend or waive this provision or any other provision of this Section 3 of this Agreement or (C) make any public disclosure, or take any action that would be reasonably likely to require the MModal Inc. to make any public disclosure, with respect to any of the matters set forth in this Agreement. You represent to the MModal Inc. that you do not own (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) any MModal Inc. Interests as of the date hereof. For the avoidance of doubt, the foregoing provisions of this paragraph shall not prohibit activities of any your subsidiaries or affiliates in the ordinary course of their respective businesses (“permitted activities”) provided that (i) the individuals working on such permitted activities (excluding the members of any investment, management or similar committee whose approval is required in connection with your evaluation and consummation of a Transaction) have not received the Evaluation Material and are not aware (x) of the fact that discussions or negotiations may take place, are taking place or have taken place concerning a possible Transaction or any of the terms or other facts relating thereto, including the status thereof, (y) of the existence or the terms of this Agreement or (z) that you or your Representatives have received or produced any Evaluation Material in connection with the Transaction, (ii) appropriate “information barriers” with respect to the Evaluation Material are established between individuals who are working on behalf of you and your Representatives to whom Evaluation Material is disclosed hereunder and those individuals who engage in permitted activities, (iii) such permitted activities are conducted only in accordance with the policies and procedures governing such information barriers and with applicable law, and (iv) the individuals engaging in permitted activities are not acting at the direction of you or any individuals of your Representatives to whom Evaluation Material has been disclosed hereunder.

(b) “Standstill Period” for purposes of this Agreement shall mean a period of one (1) year following the date of this Agreement.

4. Non-Solicitation and No-Hire of Employees. During the Standstill Period, you agree that you will not, and you will direct individuals at your Representatives not to on your behalf, directly or indirectly, hire or solicit any officer of the Company or other employee of the Company with whom you or individuals at your Representatives acting at your direction or on your behalf, had contact in connection with your consideration of a Transaction or about whom you or individuals at your Representatives acting at your direction or on your behalf have received information in connection with your consideration of a Transaction, other than a person who has not been an employee of the Company for at least 90 days and whom neither you nor any of individuals at your Representatives acting at your direction or on your behalf, directly or indirectly solicited; provided, that nothing in this Section 4 shall apply to any employee who contacts you on his or her own initiative or who responds to general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of the Company).

5. No Representations or Warranties. You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you or your Representatives may rely as to the accuracy or completeness of the Evaluation Material for your or your Representatives’ purposes and that only those representations and warranties made by us in writing in a subsequent definitive agreement with you related to a Transaction, if any, shall have any legal effect. You agree that other than as may be set forth in such definitive agreement neither the Company nor its Representatives shall have any liability whatsoever to you or any of your Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

6. No Obligation. It is understood and agreed that unless and until there is a definitive agreement between us with respect to a Transaction, neither the Company nor you intends to be, nor shall either of you or the Company be, under any legal obligation of any kind whatsoever with respect to such Transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to such Transaction, except for the matters specifically agreed to in this Agreement.

7. Equitable Relief. The Company, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach of the provisions of this Agreement. You agree that you will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law and that assuming the injunctive relief is obtained you will pay any reasonable fees that the Company may incur in enforcing this Agreement. You also agree that you will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief. You acknowledge that the Evaluation Material is valuable and unique and that any disclosure thereof in breach of this Agreement may result in irreparable injury to the Company.

8. Compliance with Law.

(a) You hereby confirm that you are aware and that individuals at your Representatives acting at your direction or on your behalf have been advised (through policy manuals or otherwise) that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities in reliance upon such information.

(b) You hereby confirm that you and individuals at your affiliates who receive Evaluation Material from you under this Agreement, will (and you and they will use commercially reasonable efforts to cause individuals at your respective Representatives acting at your direction or on your behalf to) take action as reasonable and appropriate to prevent the use by you and them of any Evaluation Material about the Company in a way that would reasonably be expected to violate any antitrust or federal or state securities laws in reliance upon such information.

9. Miscellaneous.

(a) Each party’s obligations under this Agreement expire upon the earlier of (i) 18 months after the date of this Agreement, and (ii) the completion of a Transaction with you.

(b) The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, group, partnership, trust, governmental entity or individual. The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(c) It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(d) It is understood and agreed that if any provision contained in this Agreement or the application thereof to you, the Company, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(e) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to any conflict of laws principles.

(f) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9(g) of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the courts referred to in the first sentence of this Section 9(f) shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(g) Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

MModal Inc.

9009 Carothers Parkway

Franklin, Tennessee 37067

Attention: General Counsel

Facsimile: 866-796-5127

Telephone: 615-261-1740

Email: mark.sullivan@mmodal.com

If to you:

One Equity Partners IV, L.P.

320 Park Avenue, 18th Floor

New York, NY 10022

Attention: Gregory A. Belinfanti

                 Managing Director

Facsimile: 212-277-1586

Telephone: 212-277-1530

Email: gregory.a.belinfanti@oneequity.com

With a copy to:

JPMorgan Chase & Co.—Legal Dept.

270 Park Avenue, 38th Floor

New York, New York 10017

Attention: Elizabeth De Guzman

                 Vice President & Assistant General Counsel

Telephone: 212-270-7690

Facsimile: 646-792-3771

E-mail: elizabeth.deguzman@jpmorgan.com

(h) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by you without the prior written consent of the Company shall be void. The Company may assign this Agreement and/or the benefits hereunder to one or more purchasers of all or a portion of the capital stock or assets of the Company.

(i) This Agreement may only be amended by a separate writing signed by the Company and you expressly so amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.

(j) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

MMODAL INC.

By:	/s/ Matthew Reid Jenkins
Name:	Matthew Reid Jenkins
Title:	SVP

CONFIRMED AND AGREED TO:

ONE EQUITY PARTNERS IV, L.P.

By:	OEP General Partner IV, L.P.,
as General Partner

By:	OEP Parent LLC,
as General Partner

By:	/s/ Gregory A. Belinfanti
Name:	Gregory A. Belinfanti
Title:	Managing Director